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                                                                    EXHIBIT 99.2

                            TECUMSEH PRODUCTS COMPANY

                  Second Quarter 2008 Earnings Conference Call

                   Thursday, August 7, 2008 -- 11:00 a.m. ET

APPROXIMATE TIMING

20 minutes of presentation

30 minutes of Q&A

CALL OUTLINE

1.       Operator:         Call Opening

2.       Teresa Hess:      Safe Harbor Statement

3.       Ed Buker:         Second Quarter 2008 Operational Overview

4.       Jim Nicholson:    Second Quarter 2008 Financial Overview

5.       Ed Buker:         Summary & Conclusion

Turn call over to Operator for Q&A

6.       Operator:         Question and Answer Introduction

7.       Management:       Question and Answer Session

8.       Ed Buker:         Final Remarks

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SECTION 1 OPERATOR:  CALL OPENING

    Section 1.1 Good afternoon and welcome to Tecumseh Products Company's second quarter 2008 earnings conference call.


    Section 1.2 All participants will be in a listen-only mode until the question - and-answer session of the conference. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.

    Section 1.3 I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.

SECTION 2 TERESA HESS: INTRODUCTIONS AND SAFE HARBOR STATEMENT

    Section 2.1 Good morning and welcome to Tecumseh Products' second quarter 2008 conference call.

    Section 2.2   On the call today are:

                        -     Ed Buker, President and CEO - and

                        - Jim Nicholson, Vice President, Treasurer and Chief Financial Officer

    Section 2.3 Yesterday afternoon, we announced the Company's second quarter 2008 results for the period ended June 30, 2008.

    Section 2.4 If you did not yet receive a copy of the press release, please contact Amanda Passage at 616-233-0500 to have one sent to you.

    Section 2.5 Please note that the release is also available on many news sites, and it can be viewed on our corporate web site at www.Tecumseh.com

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    Section 2.6   Before I turn the call over to Ed and Jim to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company's plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

    Section 2.7 These forward-looking statements reflect the Company's views at the time such statements are made, with respect to the Company's future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

    Section 2.8 In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

    Section 2.9 These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

    Section 2.10 Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements.

    Section 2.11 Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are

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                  discussed in the Company's most recently filed Annual Report on Form 10-K and other SEC filings, under the titles "Risk Factors" or "Cautionary Statements Related to Forward-Looking Statements" and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

    Section 2.12 With that said, I would now like to turn the call over to Ed Buker, President and CEO of Tecumseh Products.

SECTION 3 ED BUKER - SECOND QUARTER 2008 OPERATIONAL OVERVIEW

    Section 3.1 Thank you, Teresa. Good morning and welcome to our second quarter 2008 conference call.

    Section 3.2 This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.Tecumseh.com.

    Section 3.3 On our first quarter call, I described in detail the Company's ongoing transformation process in the context of three phases. During today's call I will update our progress and the initial impacts we are seeing in terms of our global operations and financial results.

    Section 3.4 For more than a year, our management team has focused on modernizing every aspect of our Company, from our products and processes, to our operations and manufacturing footprint, to our corporate governance and capital structure, all with the view of establishing Tecumseh as a world-class competitor and among the leaders in public company governance and structure. During the call today, we will update you on the status of these efforts and our plans to continue moving forward.

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    Section 3.5   Before turning to a detailed review of our compressor
                  operations, I'd like to make note of the fact that we've sold our MP Pumps business to Lionheart Ventures for $14.6 million on June 30th. This sale was a continuation of our efforts to divest business lines outside of our core compressors. MP Pumps was relatively small but profitable, accounting for approximately $20 million in revenues, however it simply did not fit with our core operations. Over the coming months we will likely continue to identify smaller divestitures as we refine our focus, however the largest steps in this process have already been accomplished.

    Section 3.6 We've made significant strides in reshaping Tecumseh into a global leader focused on our core compressor business. We've divested our two primary non-core divisions, raising significant levels of cash in the process. Our highly leveraged balance sheet has been dramatically improved as we paid down debt, resulting in lower interest expense and increased flexibility in operating our core business.

    Section 3.7 Although our work has just begun, we've made the initial critical steps toward improving our operational processes. We've begun to shift our operations through right-sizing our manufacturing to match the needs of our business. We have focused on improving our cost of goods through improved inventory control, better quality control and effective supply chain management. To better address customer demand, we've focused our product development efforts on core products and markets while shifting our global engineering resources to better meet regional market demand. In addition, we continue our efforts to reduce SG&A costs at the corporate level as well as overhead at our production facilities to leverage our non-production staff. And, in facing continued commodity inflation and U.S. dollar weakness, we are proactively managing foreign exchange exposure and hedging our commodity inputs wherever possible. Many more opportunities lie ahead of us, and we look forward to

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                  taking on these challenges as we move our operations toward the world-class capability we fully expect to achieve.

    Section 3.8 In the second quarter we continued to see the initial benefits of these actions; gains in productivity, purchasing savings and other improvements contributed about $10.5 million to the gross margins when compared to the same period in 2007. We expect to see more incremental benefits throughout the remainder of 2008 and into 2009. As I have indicated on prior calls, our expectation is that these operational initiatives will be one of the key factors in restoring our profitability. As I've previously stated, we still expect to reach levels of operating profit between 3% and 5% by the end of 2010. Based upon the recommendations made by our strategic consultants as well as our own analysis, we see clear, definable steps to exceed those levels, particularly as we look beyond that time frame. The ultimate potential of the business will depend not only on our success as we execute our long-term strategic objectives, but also on the level of marketplace challenges we encounter as we move forward.


    Section 3.9 The recommended actions of our strategic consultant can be broadly categorized according to the time horizon involved. In the short-term, our opportunities are concentrated in making readily defined and rapidly implemented improvements in our manufacturing processes. These improvements include eliminating duplicative efforts, identifying the lowest-cost locations for each operation and renewing our emphasis on product quality. They also involve improving our production efficiencies, manpower utilization, and inventory carrying costs through the implementation of tools already available in the marketplace, such as lean manufacturing concepts and the well known TPS system, which of course, we refer to as the "Tecumseh Production System." Other opportunities, over a mid-range timeframe, involve optimizing our level of vertical integration, reducing product costs through strategic sourcing and the simplification of product platforms and their components. Over the longer term, we see the potential to better optimize our product offerings and mix, while identifying and

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                  successfully penetrating those markets that offer the greatest opportunities for those products. These recommendations have been reviewed and approved by our board of directors, and the process of cascading them throughout the entire global organization has already begun. In future calls, we'll continue to update you on the status of our efforts, and we'll communicate the magnitude of the results in measurable terms.

    Section 3.10 We've recently completed the move of our global headquarters from Tecumseh to Ann Arbor. The new location provides us with access to an enhanced pool of professional talent and easier access to travel through a major hub. These benefits will be key to effective management of our growing global enterprise.

    Section 3.11 During the second quarter, we continued our lean manufacturing training plan at all major locations. We anticipate that the final phase of the 2008 training plan will be completed in the third quarter, followed by a review of the program and planning for the 2009 training program, which will commence in the fourth quarter.

    Section 3.12 Sixteen Kaizen training events have been completed worldwide, resulting in significant improvements in productivity, reductions in floor space requirements and work in process inventory reductions. Although we're just in the training phase of implementing Kaizen processes, as we go forward we intend to achieve a run-rate of about thirty Kaizen events per quarter, or about one per plant per month, which will bring us into line with industry best practices.

    Section 3.13 The consolidation of our former manufacturing operations in Tecumseh, Michigan into our other North American locations is now complete. In July, we also completed the consolidation of our La Verpilliere operations into our Cessieu operations, thereby reducing the number of manufacturing locations in France from three to two.

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    Section 3.14  In August, we intend to launch two updated product platforms in India and another project will focus on launching an updated compressor line in the Cessieu plant in France. An important element of the renewed focus on the optimization of our manufacturing capabilities is the re-vitalization of our Engineering function. As part of this effort, we have welcomed a new Vice President of Global Engineering to our team, an individual with advanced leadership and turnaround capabilities.

    Section 3.15 These initiatives demonstrate the significant efforts that our new leadership team has made and will continue to make in order to produce the results that we have projected, as we stretch the organization to achieve a breakeven operating profit level, before impairment and restructuring charges, in 2008. The quality of our execution on our stated objectives gives me a higher level of confidence in our ability and commitment to reaching the operating and financial goals we have established. It's unfortunate that the marketplace conditions have somewhat masked our successes, I am pleased by the continued progress our team is making in our efforts to position Tecumseh as a world-wide industry leader.

    Section 3.16 As Jim will discuss shortly, we continued to improve on a number of operational and financial metrics in the second quarter even in the face of some significant headwinds in the global economy. The significant slowing of global economic activity adversely affected our revenues and unit volumes, however it's important to note that as in the first quarter, some of these declines in market share were deliberate, in instances where profit margins were unacceptable due to the declining value of other currencies against the Brazilian real. We were also challenged by plant shutdowns by several of our major customers, especially in Brazil and India that we did not have anticipation of. Given that we received very little advance notification of these shutdowns, sometimes in as little as a week, we were unable to control our inventory levels and manufacturing efficiencies as proactively as we would have liked. Going forward, as we shorten our product lead times, we will be able to better

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                  minimize the impact of these unanticipated events. We are also working diligently to address the overall softening sales environment and market share erosion by targeting new customers, increase volumes with existing customers and introducing new Energy Star products, including our innovative refrigeration scroll compressor.

    Section 3.17 Despite the slowdown in global economic activity, we also are experiencing rapidly rising commodity prices creating upward pressure on our cost of sales, while the weakening of the U.S. dollar against the euro and the real has further adversely affected our results. Although we've made significant strides in our process for hedging currency and commodity exposure, we will continue to refine our approach in order to minimize our risk exposure to these extremely volatile factors in our product cost. Nonetheless, we anticipate these factors will continue to influence our results over the near term.

    Section 3.18 As a board and management team, we are looking to make improvements across our entire business. From our operations, manufacturing footprint and quality initiatives, to our capital structure and corporate governance, we are actively engaged in establishing world-class processes, structures and procedures. As part of this process, we are actively reviewing potential options for bringing our governance and capital structures up to date and in line with best practices.


    Section 3.19 The improvements we are contemplating to our governance and capital structure reflect the fact that we are a widely held public company. Our current capital structure, is a vestige of an earlier time, when management and ownership of the business was more focused on a single family. We believe that a modernization of our capital structure is just as important as the changes we are implementing to our operational, leadership, and overall strategic focus.

    Section 3.20 Accordingly, we are actively contemplating the elimination of our existing dual-class structure, and moving to a single class of stock.

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    Section 3.21  As part of this undertaking, we have benchmarked the best governance practices of other companies. We've also initiated direct discussions with many of our largest shareholders, and by the way, look forward to meeting with as many more shareholders as possible over the next several months. The information we've obtained through this process has strongly reinforced our own assessment. Not only is a single class of stock preferred by a majority of our shareholders, it's also widely recognized as a best practice by shareholder advocacy firms and corporate governance experts.

    Section 3.22 We believe a single class of stock would provide significant benefits to all shareholders, including aligning their economic and voting interests, and would provide additional liquidity and broader appeal that will benefit existing shareholders and potential shareholders/investors alike.

    Section 3.23 We intend to move forward in the very near future to complete our evaluation and begin the execution of a plan to modernize our governance structure, including our capital structure. We look forward to sharing our conclusions with you once our analysis is complete.

    Section 3.24  Jim will you elaborate on the financial results?

SECTION 4 JIM NICHOLSON - SECOND QUARTER 2008 FINANCIAL OVERVIEW

    Section 4.1   Yes, thank you, Ed.

    Section 4.2 Income from continuing operations for the second quarter 2008 amounted to a net loss of $6.6 million, or $0.36 per fully diluted share, compared to a net loss from continuing operations of $7.4 million, or $0.40 per fully diluted share a year ago.

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    Section 4.3   Operating loss increased by $3.2 million to $4.1 million from
                  $900,000 last year. . Operating results included impairments, restructuring and other charges of $3.3 million versus $1.7 million in 2007. Excluding these charges operating results were nearly flat. Despite being flat, we made substantial improvements in order to achieve this result by offsetting lost margin of $13.9 million from the slow down in global activity, higher commodity costs of $6.8 million and unfavorable currency movements of $9.6 million. These unfavorable factors which aggregate to $30.3 million for the quarter when compared to the prior year were offset by selling price advances of $7.7 million and overall cost improvements of $11 million. Excuse me, I've just been notified I said $7.7 million, I meant to say $17.7 million.

    Section 4.4 Of the $11 million in overall cost improvements, $500,000 was attributable to reductions in selling and administrative costs. The Company spent $3.9 million in the second quarter for one-time professional fees, including consulting services for strategic planning and various professional fees, including legal fees, for corporate governance matters. While this represents a net reduction of $3.8 million in professional fees incurred for one-time projects when compared with the second quarter of 2007, it still represents higher spending than was contemplated for the period and represents further opportunity for reduction once the Company is able to stabilize its ownership and modernize its capital structure. This improvement in professional fees was offset by a $3.3 million increase in administrative costs which included a $2.1 million loss on currency forward contracts undertaken at our Indian facilities. The remaining increase in administrative costs was the result of costs in continuing operation that were formerly allocated to discontinued operations.

    Section 4.5 During the second quarter, we had a number of shifts on the sales front. Consolidated net sales for the quarter fell $23.2 million to $273.8 million from $297.0 million in the second quarter of 2007. Excluding the impact of currency

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                  translation, consolidated net sales would have declined by
                  $51.0 million in the quarter. Breaking down the total $23.2 million decline in net sales, sales for refrigeration and freezer applications fell by $25.9 million, or 23.5% in the second quarter. There was a distinct pull back in volumes from our R&F customers around the entire globe as they took actions to adjust inventories. We estimate that more than 80% of the overall volume decline was the result of this market slowdown. The decline in these sales was partially offset by sales of compressors used in air conditioning and commercial applications, which increased by $2.7 million, or 0.2%. Unit sales for these applications fell during the quarter, however the impact of price increases and currency effects more than offset declines in unit volumes.

    Section 4.6 And now, let me say a few words about our hedging activities and foreign exchange, and their impacts on our business in the second quarter. With regard to commodity hedging, we are actively engaged in forward purchase contracts to lock in prices and reduce the risk of commodity volatility on most key commodities. Our most significant commodity exposure remaining is steel, simply because there are no well-established effective hedging vehicles available for steel and we are facing further increases in steel costs in the second half of the year in the 20-30% magnitude. You may recall that we previously indicated that the full year impact of commodity cost increases was estimated to be $35 million. With the last activity in steel pricing, we now believe that number to be closer to $50 million for the full year, with the increase in our estimate all being attributable to the second half of the year. To address this we have implemented price increases ranging from 4-8% effective at various times from August 1 to October1.

    Section 4.7 Turning to foreign exchange exposure, including the effects of our hedging activities, our average realized rate for the real was 1.83 real to the dollar in the second quarter of 2008, versus 2.08 for the same period in 2007. Our current expectation is that our average realized rate will be 1.84 for 2008 versus 2.10 for

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                  2007, respectively. Therefore we are essentially maintaining our full year estimate of the unfavorable impact of the Real and other currencies of $19 million.

    Section 4.8 It is probably worth spending a couple of minutes on interest expense, as well. As we have indicated in previous conference calls, the elimination of our North American debt has resulted in an approximate $20 million reduction in annual interest expense. In the second quarter our interest expense was reduced by approximately $4.6 million, from $10.8 million in the second quarter to $6.2 million this year. Additionally, given our sizable cash balance, our interest income for the second quarter more than doubled to $3.3 million.

    Section 4.9   Now I will turn the call over to Ed for some closing remarks.

SECTION 5 ED BUKER - SUMMARY AND CONCLUSION

    Section 5.1 Thanks Jim. In the second quarter, we continued to make progress in achieving our operational objectives. Our cost reduction efforts continued to gain traction, while our continued management of sales mix and sourcing activities helped to offset the commodity and currency-related headwinds prevalent in the market. Certainly, the biggest challenge we still face as we look to the remainder of the year is the ongoing global economic softness and its dampening effect on our revenues. We are working diligently to address the softening sales environment by targeting new customers, increasing volumes with existing customers and managing the size of our infrastructure and our levels of manpower. However, we will continue to be selective in our approach to sales growth, ever mindful of the potential trade-off between revenues and margins. With commodity inflation, we will continue to work closely with our supply chain to minimize the impact while also implementing judicious price increases to cover the increasing costs of raw materials.

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    Section 5.2   While currency will continue to have a negative impact on our
                  2008 operating results, we believe our existing efforts to hedge against foreign exchange volatility does protect us in part. Perhaps the more immediate challenge lies in the cost of purchased materials, including commodities such as steel and copper, which continue to trade at elevated levels. With respect to copper, we continue to hedge through forward purchase agreements, which offer some degree of protection from continued price increases. Steel and other purchased materials represent a bigger challenge, as they cannot effectively be hedged using futures contracts or forwards.

    Section 5.3 This concludes our prepared comments for this morning. Operator, we are now ready to take questions.

SECTION 6 QUESTION AND ANSWER SESSION

SECTION 7 BUKER - FINAL REMARKS

    Section 7.1 With that, this concludes our conference call today. Thank you for your interest in Tecumseh Products and we look forward to speaking with you next quarter.

    Section 7.2   Thank you and have a good day.

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